SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                            Form 8-K

                         CURRENT REPORT

            Pursuant to Section 13 or 15(d) of the
               Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 15, 2002



                       EATON CORPORATION
--------------------------------------------------------------------
     (Exact name of registrant as specified in its charter)

      Ohio                    1-1396                 34-0196300
-----------------          ------------          -------------------
(State or other            (Commission           (I.R.S. Employer
 jurisdiction of            File Number)          Identification No.)
 incorporation)


              Eaton Center
            Cleveland, Ohio                             44114
----------------------------------------         -------------------
(Address of principal executive offices)              (Zip Code)


                           (216) 523-5000
                   -----------------------------
                   Registrant's telephone number,
                        including area code


















Item 5.    Other Events
           ------------

Press Release dated April 15, 2002

EATON REPORTS FIRST QUARTER OPERATING EARNINGS OF
93 CENTS PER SHARE


CLEVELAND . . . Diversified industrial manufacturer Eaton Corporation (NYSE:ETN) today announced operating earnings per share of 93 cents for the first quarter of 2002, 11 percent below comparable results one year earlier. Sales in the quarter were $1.72 billion, 13 percent below last year. Net income before unusual items was $66 million compared to $73 million in 2001.

During the quarter, the company recognized pre-tax charges of $49 million related to the restructuring of its operations. After all unusual items in both periods, first quarter net income was $33 million with earnings per share of $.47, compared to $50 million and $.72 per share last year.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, "Eaton's first quarter earnings are in line with our expectations. Our end markets remain depressed, much as we had anticipated. In this period of weak end market demand, our improving results demonstrate the effectiveness of our aggressive actions to resize the corporation.

"We remain convinced that the restructuring actions taken during 2001 and in the first quarter of this year will deliver $130 million of savings in 2002. We also continue to benefit from the broad implementation of the Eaton Business System, with results evident in the continued reduction in working capital and capital expenditure levels that have contributed to a further strengthening of our balance sheet.

"Our overall forecast for our end markets has not changed. We had expected our markets to bottom out in the first quarter, and not to recover materially until the end of the third quarter. We are beginning to see limited signs of strengthening at this time, which appear to validate our earlier forecast.

"We continue to maintain tight control of all expenditures and are fully implementing the additional restructuring activities that we announced at the beginning of this year. We also continue to believe that our full year restructuring expenses will be in the range of $59 million, $49 million of which was incurred in the first quarter.

"We are maintaining our full-year operating earnings guidance of $4.25 to $4.50 per share. We anticipate that second quarter operating earnings per share will be in the $1.15 to $1.25 range. Eaton will remain significantly cash flow positive in 2002," said Cutler.

Results for 2002 will be favorably impacted by $.87 per share related to adoption of Statement of Financial Accounting Standards No. 142, which discontinues amortization of goodwill and certain intangible assets; $.22 per share of that impact relates to the first quarter. Results for 2002 will be reduced by $.56 per share due to lower pension income; the first quarter effect amounts to $.17 per share compared to 2001.


Business Segment Results
------------------------
First quarter sales of Eaton's largest business segment, Fluid Power, were $597 million, 11 percent below one year earlier. This compares to a decline of about 11 percent in Fluid Power's markets, with North American fluid power industry shipments off about 9 percent, and aerospace markets off about 17 percent. Segment profits before restructuring costs were $60 million, down 13 percent from a year ago.

"While we are beginning to see the early signs of very modest strengthening in the traditional mobile and industrial hydraulics markets, we do not anticipate a significant recovery in these markets until the middle of the second half of 2002," said Cutler. "The Aerospace market has weakened and we anticipate that it will weaken further during the balance of this year. Our earlier forecast for a 25 to 30 percent decline in the commercial markets this year, offset by a 5 percent improvement in military markets, still seems about right. In spite of the overall weakness in these end markets, we are seeing the benefits of our comprehensive restructuring activities. And the Fluid Power segment has won more new business, in addition to the Lockheed Martin, GE, Airbus and BMW programs announced previously, for a total of $1.3 billion in multi-year program wins in the first quarter."

In the Industrial & Commercial Controls segment, first quarter sales were $486 million, down 13 percent from last year, compared to an estimated 24 percent decline in the North American markets for this business. Segment profits were $31 million before restructuring charges, down 37 percent from one year ago.

"End markets for our electrical business remain very soft," said Cutler. "We expect that the long-cycle, large-project portion of this business will continue to soften through the balance of this year, with a recovery not expected until year-end. The residential market is one of the real bright spots for our electrical business, with United States housing starts holding steady at a 1.7 million rate during the first quarter, which was stronger than we had anticipated. Eaton's strong performance in the residential segment, fueled by our successful new Fire-Guard(tm) arc fault circuit interrupter product line, helped our electrical business outgrow its overall end market demand. We also continue to be pleased with the growth and improved profitability of our Cutler-Hammer Engineering Services and Systems (C-H ESS) business."

During the quarter, the company announced the formation of its new Performance Power Solutions organization and a significant new business relationship with Johnson Controls, Inc. This expansion of the C-H ESS business is expected to result in $300 million of new business revenue over the next four years.

Additionally, the company will benefit from a new three-year, $80 million agreement with Caterpillar to be the exclusive supplier of electrical switchgear for the self-contained mobile generator set systems known as Caterpillar Power Modules. Eaton will provide Cutler-Hammer power distribution equipment to protect and control the generator sets contained in the modules.

First quarter Automotive segment sales of $385 million were identical to those a year ago. NAFTA automotive production was up 1 percent, while European production declined approximately 4 percent compared to the same period last year. Segment profits before unusual items were $57 million, up 6 percent from a year ago.


"Our Automotive segment recorded an exceptional quarter," said Cutler. "The continued strong record of new product introductions and market share gain is demonstrated by this quarter's strong performance."

During the quarter, the company announced that Mercedes-Benz selected Eaton to provide key components for the new M-271 engine. Eaton will provide superchargers, intake and exhaust valves, roller rocker arms and lash adjusters. Sales of these components are expected to exceed $375 million over the multi-year contract. Production is scheduled to begin later this year.

First quarter Truck segment sales of $255 million were 9 percent below those in the same period last year. Before restructuring expenses, segment operating profits were $4 million compared to a breakeven quarter a year ago. NAFTA heavy-duty truck production was down 8 percent, NAFTA medium-duty truck production was down 9 percent, European truck production was down 16 percent and South American production decreased by approximately 4 percent.

"We are increasingly confident that our Truck business has bottomed, as both NAFTA industry order levels and our own orders have started to climb substantially," said Cutler. "We expect that second quarter heavy-duty truck production could increase as much as 20 to 25 percent from current levels, giving us further confidence in our full-year forecast for 150,000 units of heavy-duty truck production in 2002. The positive impact of our restructuring actions is very evident in the first quarter results for this segment. We will realize additional earnings leverage as volumes continue to strengthen."

Eaton is a global $7.3 billion diversified industrial manufacturer that is a leader in fluid power systems; electrical power quality, distribution and control; automotive engine air management and fuel economy; and intelligent truck systems for fuel economy and safety. Eaton has 48,000 employees and sells products in more than 50 countries. For more information, visit www.eaton.com.

Notice of Conference Call: Eaton's conference call to discuss its first quarter results is available to all interested parties via live audio webcast today at 10 a.m. EDT on Eaton's Investor Relations website at www.eaton.com.

This news release contains forward-looking statements concerning the second quarter 2002 and the full year 2002 operating earnings per share, our worldwide markets, expenses and benefits of our restructuring programs, cash flow and volumes from new business awards and relationships. These statements are subject to various risks and uncertainties, many of which are outside the company's control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company's business segments; failure to implement restructuring plans; unanticipated downturns in business relationships with customers or their purchases from us; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims or charges; and unanticipated further deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.





Financial Results
-----------------
The company's comparative financial results for the three months ended March 31, 2002 follow:


Eaton Corporation

Comparative Financial Summary
                                                        Three months ended
                                                             March 31
                                                        ------------------
(Millions except for per share data)                      2002       2001
                                                          ----       ----

Net sales                                               $1,723     $1,983
Income before income taxes                                  48        104
Net income                                                  33         50


Net income per Common Share assuming dilution           $ 0.47     $ 0.72
Average number of Common Shares outstanding               71.2       70.1

Net income per Common Share basic                       $ 0.48     $ 0.73
Average number of Common Shares outstanding               70.1       69.0


Cash dividends paid per Common Share                    $ 0.44     $ 0.44


Reconciliation of net income to operating earnings
--------------------------------------------------
Net income                                              $   33     $   50
Excluding (after-tax)
  Unusual charges                                           33         30
  Gain on sales of businesses                                          (7)
                                                        ------     ------
Operating earnings                                      $   66     $   73
                                                        ======     ======

Net income per Common Share assuming dilution           $ 0.47     $ 0.72
Per share impact of unusual items                         0.46       0.33
                                                        ------     ------
Operating earnings per Common Share                     $ 0.93     $ 1.05
                                                        ======     ======


See accompanying notes.










Eaton Corporation

Statements of Consolidated Income
                                                        Three months ended
                                                             March 31
                                                        ------------------
(Millions except for per share data)                      2002       2001
                                                          ----       ----

Net sales                                               $1,723     $1,983

Costs & expenses
  Cost of products sold                                  1,286      1,497
  Selling & administrative                                 310        321
  Research & development                                    55         68
                                                        ------     ------
                                                         1,651      1,886
                                                        ------     ------
Income from operations                                      72         97

Other income (expense)
  Interest expense-net                                     (27)       (42)
  Gain on sales of businesses                                          38
  Other-net                                                  3         11
                                                        ------     ------
                                                           (24)         7
                                                        ------     ------
Income before income taxes                                  48        104
Income taxes                                                15         54
                                                        ------     ------
Net income                                              $   33     $   50
                                                        ======     ======

Net income per Common Share assuming dilution           $ 0.47     $ 0.72
Average number of Common Shares outstanding               71.2       70.1


Net income per Common Share basic                       $ 0.48     $ 0.73
Average number of Common Shares outstanding               70.1       69.0


Cash dividends paid per Common Share                    $ 0.44     $ 0.44


See accompanying notes.












Eaton Corporation

Business Segment Information
                                                        Three months ended
                                                             March 31
                                                        ------------------
(Millions)                                               2002        2001
                                                         ----        ----
Net sales
  Fluid Power                                           $ 597      $  673
  Industrial & Commercial Controls                        486         559
  Automotive                                              385         385
  Truck                                                   255         281
                                                       ------      ------
Total ongoing operations                                1,723       1,898
Divested operations                                                    85
                                                       ------      ------
Total net sales                                        $1,723      $1,983
                                                       ======      ======

Operating profit (loss)
  Fluid Power                                          $   43      $   62
  Industrial & Commercial Controls                         18          50
  Automotive                                               56          54
  Truck                                                   (10)        (38)
                                                       ------      ------
Total ongoing operations                                  107         128

Divested operations                                                     7
Amortization of goodwill & other intangible assets         (6)        (24)
Interest expense-net                                      (27)        (42)
Gain on sales of businesses                                            38
Corporate & other-net                                     (26)         (3)
                                                       ------      ------
Income before income taxes                                 48         104
Income taxes                                               15          54
                                                       ------      ------
Net income                                             $   33      $   50
                                                       ======      ======


See accompanying notes.















Eaton Corporation

Condensed Consolidated Balance Sheets
                                                      March 31,   December 31,
                                                        2002          2001
                                                        ----          ----
(Millions)

Assets
Current assets
 Cash & short-term investments                        $  262        $  311
 Accounts receivable                                   1,096         1,070
 Inventories                                             668           681
 Deferred income taxes & other current assets            345           325
                                                      ------        ------
                                                       2,371         2,387
Property, plant & equipment                            1,999         2,050
Goodwill & other intangible assets                     2,433         2,435
Other assets                                             747           774
                                                      ------        ------
                                                      $7,550        $7,646
                                                      ======        ======

Liabilities & Shareholders' Equity
Current liabilities
 Short-term debt & current portion of long-term debt  $  197        $  188
 Accounts payable                                        356           418
 Accrued compensation                                    148           158
 Accrued income & other taxes                            254           258
 Other current liabilities                               714           647
                                                      ------        ------
                                                       1,669         1,669
Long-term debt                                         2,144         2,252
Postretirement benefits other than pensions              669           670
Deferred income taxes & other liabilities                561           580
Shareholders' equity                                   2,507         2,475
                                                      ------        ------
                                                      $7,550        $7,646
                                                      ======        ======


See accompanying notes.















Eaton Corporation

Notes to the First Quarter 2002 Earnings Release
Dollars in millions, except per share data (per share data assume dilution)

Unusual Charges
---------------
As the extraordinarily weak economic conditions of 2001 continued into 2002, Eaton undertook additional restructuring actions in the first quarter to further reduce fixed operating costs across all business segments, as well as certain corporate functions. The operational restructuring charges are included in the Statements of Consolidated Income in Income from operations and reduced operating profit of the related business segment. The corporate charges are included in the Statements of Consolidated Income in Income from operations and in Business Segment Information in Corporate & other-net.

A summary of unusual charges recorded in each year follows:

                                                  Three months ended
                                                       March  31
                                                  ------------------
                                                  2002          2001
                                                  ----          ----
Operational restructuring charges
  Fluid Power                                     $ 17          $  7
  Industrial & Commercial Controls                  13
  Automotive                                         1
  Truck                                             14            38
Corporate  charges                                   4
                                                  ----          ----
Pretax                                            $ 49          $ 45
                                                  ====          ====
After-tax                                         $ 33          $ 30
Per Common Share                                   .46           .43


New Accounting Pronouncement - Adoption of SFAS Statement No. 142
-----------------------------------------------------------------
Effective January 1, 2002, Eaton adopted Statement of Financial Accounting Standards (SFAS) No. 142 "Goodwill and Other Intangible Assets". Upon adoption, the Company discontinued the amortization of goodwill and indefinite life intangible assets recorded in connection with previous business combinations. First quarter 2002 results were impacted favorably by the reduction in amortization expense for goodwill and indefinite life intangible assets of $18 ($16 after-tax, or $.22 per Common Share).

Pension and Other Postretirement Benefit Expense
------------------------------------------------
Pretax income in 2002 was reduced by $19 ($12 after-tax, or $.17 per Common Share) in comparison to 2001 due to the effect on pension income of the recent dramatic decline in stock market valuations on Eaton's pension fund, coupled with lower discount rates associated with pension and other postretirement benefit liabilities.



Gains on Sales of Businesses
----------------------------
During the first quarter of 2001, in separate transactions the Company sold the Vehicle Switch/Electronics Division (VS/ED) and certain assets of the Truck business. The sales of these businesses resulted in a pretax gain of $38 ($7 after-tax, or $.10 per Common Share). In Business Segment Information, the operating results of VS/ED are included in divested operations for all periods presented.

Income Taxes
------------
The effective income tax rate for the first quarter of 2002 was 31.0% compared to 51.7% for the same period in 2001. The higher rate in 2001 was primarily the result of the tax effect of book/tax basis differences related to businesses sold in the first quarter of 2001 which increased tax expense by $18. Excluding the negative tax consequences related to the sales of businesses in 2001, the effective tax rate for the first quarter of 2001 was 34.0% compared to 31.0% in 2002.

Financial Presentation Changes
------------------------------
Certain amounts for 2001 have been reclassified to conform to the current year presentation.
















                            Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       Eaton Corporation

                                       /s/ B. K. Rawot
                                       -----------------------------
                                       B. K. Rawot
                                       Vice President and
                                       Controller


Date: January 22, 2002